UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) November 8, 2006

LSB INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-7677	73-1015226
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16 South Pennsylvania Avenue, Oklahoma City, Oklahoma		73107
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (405) 235-4546

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☒	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On November 10, 2006, the Company entered into an Agreement (the “Agreement”) with Kent C. McCarthy, Jayhawk Capital Management, L.L.C., Jayhawk Institutional Partners, L.P., and Jayhawk Investments, L.P. (collectively, the “Jayhawk Group”). The Agreement provides that if the Company undertakes, in its sole discretion, within one (1) year from the date of the Agreement, a tender offer for, or exchange of, the Company’s $3.25 Convertible Exchangeable Class C Preferred Stock, Series 2 (the “Series 2 Preferred”) that the Jayhawk Group will either exchange or deliver to the Company pursuant to a tender offer by the Company, 180,450 shares of the Series 2 Preferred owned by the Jayhawk Group for 1,335,330 shares of the Company’s common stock, based on 7.4 shares of common stock for each share of Series 2 Preferred surrendered to the Company in the transaction.

In connection with the contemplated exchange or tender offer, the Agreement further provides that the Jayhawk Group would waive its rights to all accrued and unpaid dividends on the Series 2 Preferred tendered or exchanged. As of the date of this report, the accrued and unpaid dividend on the Series 2 Preferred was $23.2625 per share. Accordingly, if a tender offer or exchange is completed, the Jayhawk Group would waive a total of approximately $4.2 million in accrued and unpaid dividends on the 180,450 shares of Series 2 Preferred which would be surrendered to the Company.

The terms of the Series 2 Preferred generally provide that whenever dividends on the Series 2 Preferred are in arrears and unpaid in an amount equal to at least six quarterly dividends: (a) the number of members of the Board of Directors of the Company shall be increased by two; and (b) the Series 2 Preferred holders have the exclusive right to vote for and elect two additional directors until the payment of accrued and unpaid dividends on the Series 2 Preferred. In 2002, the holders of the Series 2 Preferred, including the Jayhawk Group (which holds a majority of the Series 2 Preferred), elected two directors pursuant to the terms of the Series 2 Preferred. The Series 2 Preferred holders have the right to remove without cause at any time and replace either of the two directors that the Series 2 Preferred holders have elected.

As a condition to the contemplated transaction, the Agreement provides that the Jayhawk Group agrees to vote its Company common stock and Series 2 Preferred to amend the Series 2 Preferred’s Certificate of Designations to (a) allow the Company to acquire shares of its common stock for a period of five years from the date of completion of the transaction, without the approval of the holders of the Series 2 Preferred, notwithstanding that accrued and unpaid dividends may exist with respect to the Series 2 Preferred, and (b) provide that the existing right of the holders of Series 2 Preferred to elect two directors to the Company’s Board of Directors when dividends on the Series 2 Preferred are unpaid may be exercised only if and so long as at least 140,000 shares of Series 2 Preferred remain issued and outstanding (together, the “Amendments”).

The Agreement further provides that any such exchange or tender offer would be subject to (a) the Company receiving a fairness opinion for the transaction, (b) the listing on the American Stock Exchange (“AMEX”) of the common stock to be issued in the transaction, (c)

the approval by the holders of the Company’s common stock and Series 2 Preferred of the Amendments, and if required by the rules of the AMEX, the approval by the holders of the Company’s common stock of the issuance of the shares of common stock pursuant to the transaction, and (d) Jack E. Golsen (Chairman of the Board and CEO of the Company), his wife, children and certain entities controlled by them (the “Golsen Group”) shall only exchange or tender 26,467 shares of the 49,550 shares of Series 2 Preferred beneficially owned by them. As the beneficial and record of 340,900 shares of Series 2 Preferred, the Jayhawk Group has the power to vote 68.3% of the total votes held by all holders of Series 2 Preferred following the exchanges described in Item 3.02 of this report, which is sufficient to approve the Amendments on behalf of the Series 2 Preferred.

As of October 31, 2006, the Jayhawk Group owned of record 1,124,700 shares of the Company’s common stock and 340,900 shares of the Series 2 Preferred. As of that date, the Jayhawk Group was the beneficial owner of 2,837,956 shares of the Company’s common stock, representing approximately 19.5% of the Company’s issued and outstanding common stock, which includes 1,475,756 shares of common stock issuable upon conversion of the 340,900 shares of Series 2 Preferred and 237,500 shares of common stock issuable under other Company securities owned by Jayhawk Group.

In light of the Agreement and the transactions contemplated by the Agreement, as of the date of this report, the Company is considering, but has not made a final determination, to undertake a tender offer for all of the issued and outstanding shares of Series 2 Preferred, except as limited in the Agreement with respect to the Jayhawk Group and the Golsen Group. A tender offer for the Series 2 Preferred would be subject to the approval of the Company’s Board of Directors and the conditions set forth in the Agreement.

The Agreement was solicited by the Jayhawk Group and negotiated with the Jayhawk Group. Neither the Company nor any of member of the Jayhawk Group has paid or given, or agreed to pay or give, directly or indirectly, any commission or other remuneration in connection with the Agreement. If the Company elects to initiate an exchange or a tender offer, the transaction will be conducted under the exemption from registration provided by Section 3(a)(9) the Securities Act of 1933, as amended (the “Act”). The Series 2 Preferred is registered with the Securities and Exchange Commission under the Form S-2 Registration Statement No. 33-61640, effective May 19, 1993, and, as such, the Company believes that the shares of common stock issued pursuant to Section 3(a)(9) of the Act in exchange for the Series 2 Preferred will be freely tradable by the recipient of the shares and will not be considered restricted securities under Rule 144 of the Act.

This report is not an offer or a solicitation of an offer to sell or exchange any security.

Section 3 – Securities and Trading Markets

Item 3.02: Unregistered Sales of Equity Securities

Exchange Agreements

In the Current Reports on Form 8-K, filed by the Company on October 12, 16, and 21, 2006, the Company disclosed its agreement to issue an aggregate of 773,655 shares of its common stock in exchange for an aggregate of 104,548 shares of issued and outstanding shares of the Company’s Series 2 Preferred pursuant to various Exchange Agreements, between the Company and certain holders of its Series 2 Preferred, subject to the AMEX’s approval to list the shares of the Company’s common stock to be issued in connection with the Exchange Agreements. The exchange rate for each exchange is 7.4 shares of common stock for each share of Series 2 Preferred surrendered to the Company. On November 8, 2008, the AMEX approved the listing of the 773,655 shares to be issued pursuant to the Exchange Agreements, which was the only remaining condition precedent to the completion of the exchanges. Accordingly, the Company has issued, or will issue, to those holders of Series 2 Preferred listed below the number of shares of common stock set forth opposite the holder’s name in the table below upon the surrender to the Company of the number of shares of Series 2 Preferred indicated. Under the Exchange Agreements, the holders listed below have agreed to waive all of the accrued and unpaid dividends in the Series 2 Preferred so exchanged.

Name of Holder	Date of Exchange Agreement	Series 2 Preferred to be Surrendered	Common Stock to be Issued
James W. Sight	10/6/06	35,428	262,167
Paul Denby Revocable Trust, U/A/D 10/12/93	10/6/06	25,000	185,000
Paul J. Denby IRA	10/6/06	11,000	81,400
Denby Enterprises, Inc.	10/6/06	4,000	29,600
Tracy Denby	10/6/06	1,000	7,400
Harold Seidel	10/12/06	10,000	74,000
Brent Cohen	10/11/06	4,000	29,600
Brian J. Denby and Mary Denby	10/11/06	1,200	8,880
Brian Denby, Inc. Profit Sharing Plan	10/11/06	600	4,440
Brian J. Denby, Trustee, Money Purchase Pension Plan	10/11/06	5,200	38,480
William M. and Laurie Stern	10/25/06	400	2,960
William M. Stern Revocable Trust, UTD July, 9, 1992	10/25/06	1,570	11,618
William M. Stern IRA	10/25/06	2,000	14,800
William M. Stern, Custodian for David Stern	10/25/06	1,300	9,620
John Cregan	10/25/06	500	3,700
Frances Berger	10/25/06	1,350	9,990

Total		104,548	773,655

Each Exchange Agreement was solicited by and negotiated with the each of holders listed above. Neither the Company nor any of such holders has paid or given, or agreed to pay or give, directly or indirectly, any commission or other remuneration for soliciting each exchange. The exchanges will be conducted under the exemption from registration provided by Section 3(a)(9) the Securities Act of 1933, as amended (the “Act”). The Series 2 Preferred is registered with the Securities and Exchange Commission under the Form S-2 Registration Statement No. 33-61640, effective May 19, 1993, and, as such, the Company believes that the shares of common stock issued pursuant to Section 3(a)(9) of the Act in exchange for the Series 2 Preferred will be freely tradable by the recipient of the shares and will not be considered restricted securities under Rule 144 of the Act.

Upon completion of the exchanges pursuant to the Exchange Agreements, there will remain an aggregate of 499,102 shares of Series 2 Preferred issued and outstanding, including the shares of Series 2 Preferred currently owned by the Jayhawk Group and the Golsen Group as described in Item 1.01, above.

Jayhawk Agreement

See the proposed transaction with the Jayhawk Group described in Item 1.01 of this report.

This report is not an offer or a solicitation of an offer to sell or exchange any security.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 14, 2006.

LSB INDUSTRIES, INC.

By:	/s/ Tony M. Shelby
Tony M. Shelby,
Executive Vice President and
Chief Financial Officer

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